CUSIP NO. 451923-10-6             Schedule 13G/A                    Page 1 of 16

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2)(1)

                               ILEX Oncology, Inc.
                                (Name of issuer)

                          Common Stock, par value $0.01
                         (Title of class of securities)

                                   451923-10-6
                                 (CUSIP number)

                                  July 16, 1999
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 16 Pages)


----------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 2 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,454,689

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,454,689

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,454,689

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.4%

12      TYPE OF REPORTING PERSON*

        CO, IA

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 3 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,433,908

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,433,908

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,433,908

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.3%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 4 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Health Care & Life Sciences II Verwaltungs GmbH

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      58,894

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               58,894

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        58,894

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.3%

12      TYPE OF REPORTING PERSON*

        00

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 5 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Health Care & Life Sciences II Beteilligung GmbH & Co. KG

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      58,894

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               58,894

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        58,894

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.3%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 6 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Adventact Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      86,096

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               86,096

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        86,096

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.5%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 7 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Health Care & Life Sciences II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      757,974

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               757,974

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        757,974

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.4%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 8 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Performance Materials Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      172,191

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               172,191

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        172,191

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.0%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                     Page 9 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Rovent II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      358,753

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               358,753

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        358,753

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.1%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                    Page 10 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Investors II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,428

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,428

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,428

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                    Page 11 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners HLS II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      16,844

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               16,844

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,844

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                    Page 12 of 16


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                         (b) / /

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      2,509

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               2,509

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,509

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 451923-10-6            Schedule 13G/A                    Page 13 of 16


Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in ILEX Oncology, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 11550 I.H. 10 West, Suite 300, San Antonio, Texas 78230.

Item 2.

         (a) (b) (c) This statement is being filed by the following entities:

    (1) Advent International Corporation, a Delaware corporation;

    (2) Advent International Limited Partnership, a Delaware limited partnership;

    (3) Rovent II Limited Partnership; a Delaware limited partnership;

    (4) Advent Performance Materials Limited Partnership; a Delaware limited partnership;

    (5) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

    (6) AdventAct Limited Partnership, a Delaware limited partnership;

    (7) Advent Health Care and Life Sciences II Beteiligung GmbH and Co. KG, a German limited partnership;

    (8) Advent Health Care and Life Sciences II Verwaltungs GmbH, a German company;

    (9) Advent Health Care & Life Sciences II Limited Partnership, a Delaware limited partnership;


    (10) Advent Partners HLS II Limited Partnership, a Delaware limited partnership;

    (11) Advent Partners Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (11) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 451923-10-6.

CUSIP NO. 451923-10-6            Schedule 13G/A                    Page 14 of 16


Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

Item 4.  Ownership.

         (a) (b) The following table sets forth the aggregate number and percentage (base upon the number of shares of Common Stock outstanding as of November 16, 1999) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                              Number of Shares
                                                                   ---------------------------------------     Percentage
                                                                                    Under                       of Shares
Reporting Person                                                     Common       Warrants         Total       Outstanding
----------------                                                     ------       --------         -----       -----------
Advent Health Care & Life Sciences II Beteiligung GmbH & Co.
KG (1)                                                                58,894              0         58,894         0.3%
                                                                   ---------      ---------      ---------         ---
Advent Health Care & Life Sciences II Verwaltungs GmbH (1)            58,894              0         58,894         0.3%
Adventact Limited Partnership (2)                                     83,149          2,947         86,096         0.5%
Advent Health Care & Life Sciences II Limited Partnership (2)        757,974              0        757,974         4.4%
Advent Performance Materials Limited Partnership (2)                 166,298          5,893        172,191         1.0%
Rovent II Limited Partnership (2)                                    344,080         14,673        358,753         2.1%
                                                                   ---------      ---------      ---------         ---
Advent International Limited Partnership (1), (2)                  1,410,395         23,513      1,433,908         8.3%
Advent International Investors II Limited Partnership (3)              1,428              0          1,428         0.0%
Advent Partners HLS II Limited Partnership (3)                        16,844              0         16,844         0.1%
Advent Partners Limited Partnership (3)                                2,509              0          2,509         0.0%
                                                                   ---------      ---------      ---------         ---

Advent International Corporation(1),(2),(3)                        1,431,176         23,513      1,454,689         8.4%
                                                                   =========      =========      =========         ===

Total Group                                                        1,431,176         23,513      1,454,689         8.4%
                                                                   =========      =========      =========         ===

         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the managing general partner of Advent Health Care & Life Sciences II Verwaltungs GmbH ("GmbH"), the general partner of Advent Health Care & Life Sciences II Beteiligung GmbH & Co. KG. ("GmbH KG") As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC, AILP, and GmbH derive from such power.


         (2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

CUSIP NO. 451923-10-6            Schedule 13G/A                    Page 15 of 16


         (2) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of the Reporting Persons. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 451923-10-6            Schedule 13G/A                    Page 16 of 16


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 14, 2000

ADVENT HEALTH CARE & LIFE SCIENCES II BETEILIGUNG GMBH & CO. KG
By:      Advent Health Care & Life Sciences II Verwaltungs GmbH,
         General Partner
By:      Advent International Limited Partnership,
         Managing General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*
-------------------------------------------
ADVENTACT LIMITED PARTNERSHIP
ADVENT HEALTH CARE & LIFE SCIENCES II LIMITED PARTNERSHIP
ADVENT PERFORMANCE MATERIALS LIMITED PARTNERSHIP
ROVENT II LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*
-------------------------------------------
ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
ADVENT PARTNERS HLS II LIMITED PARTNERSHIP
ADVENT PARTNERS LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy, Vice President*

*For all of the above

-------------------------------------------
By: Janet L. Hennessy, Vice President

/s/ Janet L. Hennessy
-------------------------------------